Exhibit 99.1

National Commerce Corporation Announces First Quarter 2017 Earnings

BIRMINGHAM, AL (April 24, 2017) (GLOBE NEWSWIRE) – National Commerce Corporation (Nasdaq: NCOM) (“NCC” or the “Company”), the parent company of National Bank of Commerce (“NBC”), today reported first quarter 2017 net income to common shareholders of $5.9 million, compared to $3.8 million for the first quarter of 2016. Diluted net earnings per share were $0.45 in the first quarter of 2017, compared to $0.44 in the fourth quarter of 2016 and $0.34 in the first quarter of 2016.

“We are pleased with our first quarter performance, which provides us with a good start to 2017,” said John H. Holcomb, III, Chairman and Chief Executive Officer of the Company. “We look forward to the remainder of the year.”

During the first quarter of 2017, the Company successfully completed its acquisition of Private Bancshares, Inc. through a merger of the companies, followed by the merger of their respective bank subsidiaries, Private Bank of Buckhead and NBC. In March 2017, the Company completed the system integration of Private Bank of Buckhead to NBC’s core operating system. “We are glad to have had a successful system conversion with Private Bank, and I want to personally thank all of our colleagues who worked so hard to make that conversion a success. We will continue our focus on asset quality, customer service and growing our profitability, and we look forward to the remainder of 2017,” said Richard Murray, IV, President and Chief Operating Officer of the Company.

Several important measures from the first quarter of 2017 are as follows:

●

Net Interest Margin (taxable equivalent) of 4.18% for the first quarter of 2017, compared to 3.99% for the fourth quarter of 2016 and 4.21% for the first quarter of 2016. The first quarter 2017 margin increased 0.19% compared to the 2016 fourth quarter due primarily to a change in funding mix, with higher levels of noninterest-bearing deposits in the 2017 first quarter compared to the 2016 fourth quarter.

●	Return on Average Assets of 1.00% for the first quarter of 2017, compared to 0.86% for the first quarter of 2016.

●	Return on Average Tangible Common Equity of 11.45% for the first quarter of 2017, compared to 9.21% for the first quarter of 2016.

●

First quarter 2017 loan growth (excluding mortgage loans held-for-sale) of $329 million, including $261 million acquired in the Private Bancshares, Inc. transaction. Excluding factored receivables in the Company’s factoring subsidiary, Corporate Billing, LLC, and loans acquired in the Private Bancshares, Inc. transaction, first quarter 2017 loan growth was approximately $53 million.

●	First quarter 2017 deposit growth of $413 million. Excluding $286 million in deposits acquired in the Private Bancshares, Inc. transaction, deposits grew by $126 million.

●

$131 million in 2017 first quarter mortgage production, compared to $64 million for the first quarter of 2016. The first quarter 2017 production includes mortgages closed by the mortgage division that the Company acquired in the Private Bancshares, Inc. transaction.

●	$254 million in 2017 first quarter purchased volume in the factoring division, compared to $179 million for the first quarter of 2016.

●	A decrease in non-acquired non-performing assets to $2.5 million, from $2.7 million at December 31, 2016.

●	Annualized net recoveries of 0.07% of average loans for the first quarter of 2017, compared to net charge-offs of 0.13% for the first quarter of 2016.

●

Provision for loan losses of $156 thousand during the first quarter of 2017, compared to $441 thousand in the 2016 fourth quarter and $1.5 million in the first quarter of 2016. The decrease during the 2017 first quarter was attributable in part to net recoveries during the 2017 first quarter, general improvement in problem assets, and general economic factors.

●	Ending tangible book value per share of $16.48.

●	Ending book value per share of $24.51.

The Company will host a live audio webcast conference call beginning at 8:30 a.m. Central Time on April 25, 2017 to discuss earnings and operating results for the 2017 first quarter. Investors may call in (toll free) by dialing (844) 296-8205 (conference ID 3350814).  A replay of the conference call will be available until April 27, 2017 and can be accessed by dialing (855) 859-2056.

Investors who plan to participate in the live webcast of the conference call should access the webcast by visiting www.nationalbankofcommerce.com and clicking on the “Investor Relations” link under the “Learn More” tab located on that webpage.  A replay of the webcast will be available on the website for one year.  A copy of the news release will also be available at the same location.

Use of Non-GAAP Financial Measures

Some of the financial measures presented in this press release and included in the accompanying unaudited financial statements are not measures prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures include tangible common equity, return on average tangible common equity, tangible book value per share, allowance for loan losses to nonacquired loans, efficiency ratio and operating efficiency ratio. The Company’s management uses the non-GAAP financial measures set forth below in its analysis of the Company’s performance.

●	“Tangible common equity” is total shareholders’ equity less goodwill, other intangible assets and minority interest not included in intangible assets.

●	“Average tangible common equity” is defined as the average of tangible common equity for the applicable period.

●	“Return on average tangible common equity,” or ROATCE, is defined as net income available to common shareholders divided by average tangible common equity.

●

“Tangible book value per share” is defined as tangible common equity divided by total common shares outstanding. This measure is important to investors interested in changes from period to period in book value per share exclusive of changes in intangible assets.

The Company’s management believes these above measures, each of which utilizes the concept of tangible common equity rather than total common equity, provide useful information to management and investors because they eliminate the impact of goodwill and other intangible assets created in an acquisition. These measures are commonly used by investors when assessing financial institutions.

●

“Allowance for loan losses to nonacquired loans” is defined as the total allowance for loan losses, less the allowance for loan losses attributable to factored receivables, divided by nonacquired loans held for investment, excluding factored receivables at the end of the period. This measure is important to investors because it disaggregates the acquired and non-acquired loans and provides a measure that may be more comparable to a bank that has no acquired loans.   This measure also excludes the allowance and factored receivable balances at the Company’s subsidiary, Corporate Billing, LLC, which is helpful to investors because of the unique nature of that business and the rapid turnover of those receivables, and provides a measure that is more comparable to a bank that does not have a receivables factoring business.

●

“Efficiency ratio” is defined as noninterest expense divided by operating revenue (which is equal to net interest income plus noninterest income), excluding one-time gains and losses on sales of securities. This measure is important to investors looking for a measure of efficiency in productivity based on the amount of revenue generated for each dollar spent.

●

“Operating efficiency ratio” is defined as noninterest expense divided by operating revenue, excluding one-time gains and losses on sales of securities and one-time gains and expenses related to merger and acquisition activities. This measure is important to investors looking for a measure of efficiency in productivity based on the amount of revenue generated for each dollar spent.

The Company’s management believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to NCC’s financial condition, results of operations and cash flows computed in accordance with GAAP; however, NCC acknowledges that the non-GAAP financial measures have a number of limitations. As such, NCC cautions readers that these disclosures should not be viewed as a substitute for results determined in accordance with GAAP, and that these disclosures are not necessarily comparable to non-GAAP financial measures that other companies use. These non-GAAP financial measures exclude various items detailed in the attached “Non-GAAP Reconciliation.”

About National Commerce Corporation

National Commerce Corporation (Nasdaq: NCOM), a Delaware corporation, is a financial holding company headquartered in Birmingham, Alabama. Substantially all of the operations of National Commerce Corporation are conducted through the company’s wholly owned subsidiary, National Bank of Commerce. National Bank of Commerce currently operates seven full-service banking offices in Alabama, ten full-service banking offices in central and northeast Florida (including under the trade names United Legacy Bank and Reunion Bank of Florida) and two full-service banking offices in Atlanta, Georgia (including under the trade names Private Bank of Buckhead, Private Bank of Decatur and PrivatePlus Mortgage). National Bank of Commerce provides a broad array of financial services for commercial and consumer customers.

Additionally, National Bank of Commerce owns a majority stake in Corporate Billing, LLC, a transaction-based finance company headquartered in Decatur, Alabama that provides factoring, invoicing, collection and accounts receivable management services to transportation companies and automotive parts and service providers throughout the United States and parts of Canada.

National Commerce Corporation files periodic reports with the U.S. Securities and Exchange Commission (the “SEC”). Copies of its filings may be obtained through the SEC’s website at www.sec.gov or at www.nationalbankofcommerce.com. More information about National Commerce Corporation and National Bank of Commerce may be obtained at www.nationalbankofcommerce.com.

Forward-Looking Statements

Certain statements contained in this press release that are not statements of historical fact constitute forward-looking statements for which NCC claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995 (the “Act”), notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in NCC’s future filings with the SEC, in press releases and in oral and written statements made by NCC or with NCC’s approval that are not statements of historical fact and that constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of NCC’s plans, objectives and expectations or those of its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted,” “continue,” “remain,” “will,” “should,” “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to various risks and uncertainties, including those risks and uncertainties described under the heading “Risk Factors” in NCC’s Annual Report on Form 10-K for the year ended December 31, 2016 and described in any subsequent reports that NCC has filed with the SEC. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements, and these statements should not be relied upon as predictions of future events. NCC undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. In that respect, NCC cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

Contact:

National Commerce Corporation

William E. Matthews, V
Vice Chairman and Chief Financial Officer
(205) 313-8122

NATIONAL COMMERCE CORPORATION
Unaudited Financial Highlights
(In thousands, except share and per share amounts and percentages or as otherwise noted)

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Earnings Summary	2017	2016	2016	2016	2016
Interest income	$24,899	$19,032	$18,836	$18,382	$18,313
Interest expense	2,469	2,042	1,959	1,730	1,650
Net interest income	22,430	16,990	16,877	16,652	16,663
Provision for loan losses	156	441	373	901	1,533
Other noninterest income (1)	5,440	3,472	4,002	3,357	3,125
Merger/conversion-related expenses	387	169	160	12	138
Other noninterest expense (2)	18,074	11,971	12,472	12,242	11,915
Income before income taxes	9,253	7,881	7,874	6,854	6,202
Income tax expense	2,841	2,600	2,639	2,072	2,083
Net income before minority interest	6,412	5,281	5,235	4,782	4,119
Net income attributable to minority interest	493	374	422	428	340
Net income to common shareholders	$5,919	$4,907	$4,813	$4,354	$3,779

Weighted average common and diluted shares outstanding
Basic	12,901,040	10,930,309	10,890,860	10,866,788	10,855,871
Diluted	13,283,075	11,173,733	11,115,134	11,067,972	11,039,208

Net earnings per common share
Basic	$0.46	$0.45	$0.44	$0.40	$0.35
Diluted	$0.45	$0.44	$0.43	$0.39	$0.34

	March 31,	December 31,	September 30,	June 30,	March 31,
Selected Performance Ratios	2017	2016	2016	2016	2016
Return on average assets (ROAA) (3)	1.00%	1.05%	1.08%	1.00%	0.86%
Return on average equity (ROAE)	7.67	8.33	8.36	7.84	6.95
Return on average tangible common equity (ROATCE)	11.45	10.78	10.90	10.31	9.21
Net interest margin - taxable equivalent	4.18	3.99	4.18	4.23	4.21
Efficiency ratio	66.24	59.33	60.50	61.24	60.91
Operating efficiency ratio (2)	64.85	58.50	59.73	61.18	60.21
Noninterest income / average assets (annualized)	0.92	0.74	0.90	0.77	0.71
Noninterest expense / average assets (annualized)	3.11	2.60	2.85	2.83	2.76
Yield on loans	5.29	4.95	5.08	5.06	5.17
Cost of total deposits	0.40%	0.40%	0.40%	0.40%	0.42%

	March 31,	December 31,	September 30,	June 30,	March 31,
Factoring Metrics	2017	2016	2016	2016	2016
Recourse purchased volume	$127,882	$82,923	$71,872	$68,567	$66,554
Non-recourse purchased volume	125,751	104,797	100,486	98,550	112,196
Total purchased volume	$253,633	$187,720	$172,358	$167,117	$178,750
Average turn (days)	35.61	38.35	38.13	39.92	38.16
Net charge-offs / total purchased volume	0.03%	0.12%	0.05%	0.07%	0.27%
Average discount rate	1.44%	1.67%	1.70%	1.69%	1.72%

	March 31,	December 31,	September 30,	June 30,	March 31,
Mortgage Metrics	2017	2016	2016	2016	2016
Total production ($)	$130,875	$76,028	$91,613	$91,466	$63,802
Refinance (%)	27.4%	40.2%	30.4%	17.2%	18.2%
Purchases (%)	72.6%	59.8%	69.6%	82.8%	81.8%

NATIONAL COMMERCE CORPORATION
Unaudited Financial Highlights
(In thousands, except share and per share amounts and percentages or as otherwise noted)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
Balance Sheet Highlights	2017	2016	2016	2016	2016
Cash and cash equivalents	$318,730	$217,293	$122,920	$86,163	$123,853
Total investment securities	98,390	99,709	102,848	89,495	82,954
Mortgage loans held-for-sale	19,517	15,373	7,810	19,468	12,529
Acquired purchased credit-impaired loans	20,012	9,507	9,500	10,382	10,205
Acquired non-purchased credit-impaired loans	541,509	315,867	323,125	346,685	356,305
Nonacquired loans held for investment (4)	1,153,897	1,076,209	1,009,677	978,836	942,781
CBI loans (factoring receivables)	99,317	83,901	70,066	70,673	74,248
Total gross loans held for investment	1,814,735	1,485,484	1,412,368	1,406,576	1,383,539
Allowance for loan losses	12,565	12,113	11,950	11,642	10,927
Total intangibles	103,519	52,803	52,962	53,154	53,312
Total assets	2,445,149	1,950,784	1,779,278	1,735,782	1,735,940
Total deposits	2,080,307	1,667,710	1,499,879	1,460,877	1,498,197
FHLB and other borrowings	7,000	7,000	7,000	7,000	7,000
Subordinated debt	24,513	24,500	24,487	24,540	-
Total liabilities	2,127,727	1,713,740	1,547,105	1,509,662	1,514,840
Minority interest	7,427	7,309	7,357	7,362	7,275
Common stock	129	109	109	109	109
Total shareholders' equity	317,422	237,044	232,173	226,120	221,100
Tangible common equity	$213,410	$183,866	$178,788	$172,538	$167,447
End of period common shares outstanding	12,948,778	10,934,541	10,920,423	10,870,033	10,861,487

	As of and For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Asset Quality Analysis	2017	2016	2016	2016	2016
Nonacquired
Nonaccrual loans	$68	$69	$19	$248	$184
Other real estate and repossessed assets	1,849	2,068	2,068	2,068	2,792
Loans past due 90 days or more and still accruing	538	581	358	406	452
Total nonacquired nonperforming assets	$2,455	$2,718	$2,445	$2,722	$3,428

Acquired
Nonaccrual loans	$2,949	$2,768	$2,982	$3,099	$3,617
Other real estate and repossessed assets	-	-	92	92	92
Loans past due 90 days or more and still accruing	-	-	-	-	-
Total acquired nonperforming assets	$2,949	$2,768	$3,074	$3,191	$3,709

Selected asset quality ratios
Nonperforming assets / Assets	0.22%	0.28%	0.31%	0.34%	0.41%
Nonperforming assets / (Loans + OREO + repossessed assets)	0.30	0.37	0.39	0.42	0.51
Net charge-offs (recoveries) to average loans (annualized)	(0.07)	0.08	0.02	0.05	0.13
Allowance for loan losses to total loans	0.69	0.82	0.85	0.83	0.79
Nonacquired nonperforming assets / (Nonacquired loans + nonacquired OREO + nonacquired repossessed assets) (4)	0.21	0.25	0.24	0.28	0.36
Allowance for loan losses to nonacquired nonperforming loans	2,073.43	1,863.54	3,169.76	1,780.12	1,718.08
Allowance for loan losses to nonacquired loans (4)	1.05%	1.08%	1.13%	1.14%	1.11%

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Taxable Equivalent Yields/Rates	2017	2016	2016	2016	2016
Interest income:
Loans	5.29%	4.95%	5.08%	5.06%	5.17%
Mortgage loans held-for-sale	4.13	2.99	4.12	3.51	4.40
Interest on securities:
Taxable	2.63	2.52	2.55	1.95	2.68
Non-taxable	4.98	4.90	4.85	4.93	4.90
Cash balances in other banks	0.84	0.63	0.60	0.65	0.58
Total interest-earning assets	4.64	4.47	4.66	4.67	4.63

Interest expense:
Interest on deposits	0.56	0.55	0.54	0.54	0.56
Interest on FHLB and other borrowings	3.19	4.04	4.04	4.08	2.97
Interest on subordinated debt	6.42	6.30	6.32	6.34	-
Total interest-bearing liabilities	0.68	0.69	0.68	0.62	0.58
Net interest spread	3.96	3.78	3.98	4.05	4.05
Net interest margin	4.18%	3.99%	4.18%	4.23%	4.21%

NATIONAL COMMERCE CORPORATION
Unaudited Financial Highlights
(In thousands, except share and per share amounts and percentages or as otherwise noted)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
Shareholders' Equity and Capital Ratios	2017	2016	2016	2016	2016
Tier 1 Leverage Ratio	8.86%	9.57%	9.74%	9.51%	9.13%
Tier 1 Common Capital Ratio	11.06	11.46	11.64	11.25	11.18
Tier 1 Risk-based Capital Ratio	11.06	11.46	11.64	11.25	11.18
Total Risk-based Capital Ratio	13.07	13.90	14.19	13.79	11.97
Equity / Assets	12.98	12.15	13.05	13.03	12.74
Tangible common equity to tangible assets	9.11%	9.69%	10.36%	10.25%	9.95%
Book value per share	$24.51	$21.68	$21.26	$20.80	$20.36
Tangible book value per share	$16.48	$16.82	$16.37	$15.87	$15.42

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Detail of other noninterest expense	2017	2016	2016	2016	2016
Salaries and employee benefits	$10,073	$6,935	$6,948	$6,907	$6,945
Commission-based compensation	1,723	1,076	1,104	1,036	875
Occupancy and equipment expense	1,473	1,193	1,181	1,131	1,135
Data processing expenses	948	568	572	618	667
Advertising and marketing expenses	468	156	198	191	160
Legal fees	233	163	182	179	122
FDIC insurance assessments	258	234	246	257	263
Property and casualty insurance premiums	143	95	90	166	223
Accounting and audit expenses	318	211	252	249	250
Consulting and other professional expenses	497	201	330	184	243
Telecommunications expenses	186	114	146	140	159
ORE, Repo asset and other collection expenses	272	41	142	89	59
Core deposit intangible amortization	348	182	191	192	191
Other noninterest expense	1,521	971	1,050	915	761
Total noninterest expense	$18,461	$12,140	$12,632	$12,254	$12,053

NATIONAL COMMERCE CORPORATION
Unaudited Financial Highlights
(In thousands, except share and per share amounts and percentages or as otherwise noted)

	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
Non-GAAP Reconciliation	2017	2016	2016	2016	2016
Total shareholders' equity	$317,422	$237,044	$232,173	$226,120	$221,100
Less: intangible assets	103,519	52,803	52,962	53,154	53,312
Less: minority interest not included in intangible assets	493	375	423	428	341
Tangible common equity	$213,410	$183,866	$178,788	$172,538	$167,447
Common shares outstanding at year or period end	12,948,778	10,934,541	10,920,423	10,870,033	10,861,487
Tangible book value per share	$16.48	$16.82	$16.37	$15.87	$15.42
Total assets at end of period	$2,445,149	$1,950,784	$1,779,278	$1,735,782	$1,735,940
Less: intangible assets	103,519	52,803	52,962	53,154	53,312
Adjusted total assets at end of period	$2,341,630	$1,897,981	$1,726,316	$1,682,628	$1,682,628
Tangible common equity to tangible assets	9.11%	9.69%	10.36%	10.25%	9.95%
Total allowance for loan losses	$12,565	$12,113	$11,950	$11,642	$10,927
Less: allowance for loan losses attributable to CBI (factoring receivables)	500	500	500	500	500
Adjusted allowance for loan losses at end of period	$12,065	$11,613	$11,450	$11,142	$10,427
Nonacquired loans held for investment (4)	1,153,897	1,076,209	1,009,677	978,836	942,781
Allowance for loan losses to nonacquired loans (4)	1.05%	1.08%	1.13%	1.14%	1.11%

	For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
Non-GAAP Reconciliation	2017	2016	2016	2016	2016
Total average shareholders' equity	$312,971	$234,249	$228,953	$223,357	$218,730
Less: average intangible assets	103,004	52,872	53,056	53,234	53,388
Less: average minority interest not included in intangible assets	295	262	282	284	231
Average tangible common equity	$209,672	$181,115	$175,615	$169,839	$165,111
Net income to common shareholders	5,919	4,907	4,813	4,354	3,779
Return on average tangible common equity (ROATCE)	11.45%	10.78%	10.90%	10.31%	9.21%
Efficiency ratio:
Net interest income	$22,430	$16,990	$16,877	$16,652	$16,663
Total noninterest income	5,440	3,472	4,002	3,357	3,125
Less: gain (loss) on sale of securities	-	-	-	-	-
Operating revenue	$27,870	$20,462	$20,879	$20,009	$19,788
Expenses:
Total noninterest expenses	$18,461	$12,140	$12,632	$12,254	$12,053
Efficiency ratio	66.24%	59.33%	60.50%	61.24%	60.91%
Operating efficiency ratio:
Net interest income	$22,430	$16,990	$16,877	$16,652	$16,663
Total noninterest income	5,440	3,472	4,002	3,357	3,125
Less: gain (loss) on sale of securities	-	-	-	-	-
Operating revenue	$27,870	$20,462	$20,879	$20,009	$19,788
Expenses:
Total noninterest expenses	$18,461	$12,140	$12,632	$12,254	$12,053
Less: merger/conversion-related expenses	387	169	160	12	138
Adjusted noninterest expenses	$18,074	$11,971	$12,472	$12,242	$11,915
Operating efficiency ratio	64.85%	58.50%	59.73%	61.18%	60.21%

(1) Excludes securities gains
(2) Excludes merger/conversion-related expenses
(3) Net income to common shareholders / average assets
(4) Excludes CBI loans (factoring receivables)

NATIONAL COMMERCE CORPORATION
Unaudited Consolidated Balance Sheets
(In thousands, except share and per share data)

	March 31, 2017	December 31, 2016
Assets
Cash and due from banks	$40,237	$35,897
Interest-bearing deposits with banks	278,493	181,396
Cash and cash equivalents	318,730	217,293
Investment securities held-to-maturity (fair value of $25,823 and $25,894 at March 31, 2017 and December 31, 2016, respectively)	26,057	26,329
Investment securities available-for-sale	72,333	73,380
Other investments	8,338	7,879
Mortgage loans held-for-sale	19,517	15,373
Loans, net of unearned income	1,814,735	1,485,484
Less: allowance for loan losses	12,565	12,113
Loans, net	1,802,170	1,473,371
Premises and equipment, net	35,148	31,884
Accrued interest receivable	4,790	4,129
Bank-owned life insurance	31,544	28,034
Other real estate	1,849	2,068
Deferred tax assets, net	14,842	13,486
Goodwill	98,856	50,771
Core deposit intangible, net	4,663	2,032
Other assets	6,312	4,755
Total assets	$2,445,149	$1,950,784

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing demand	$617,851	$429,030
Interest-bearing demand	345,602	262,261
Savings and money market	820,206	703,289
Time	296,648	273,130
Total deposits	2,080,307	1,667,710
Federal Home Loan Bank advances	7,000	7,000
Subordinated debt	24,513	24,500
Accrued interest payable	860	829
Other liabilities	15,047	13,701
Total liabilities	2,127,727	1,713,740

Shareholders’ equity:
Preferred stock, 250,000 shares authorized, no shares issued or outstanding	-	-
Common stock, $0.01 par value, 30,000,000 shares authorized, 12,948,778 and 10,934,541 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	129	109
Additional paid-in capital	279,618	205,372
Retained earnings	29,924	24,005
Accumulated other comprehensive income	324	249
Total shareholders' equity attributable to National Commerce Corporation	309,995	229,735
Noncontrolling interest	7,427	7,309
Total shareholders' equity	317,422	237,044
Total liabilities and shareholders' equity	$2,445,149	$1,950,784

NATIONAL COMMERCE CORPORATION
Unaudited Consolidated Statements of Earnings
(In thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2017	2016
Interest and dividend income:
Interest and fees on loans	$23,593	$17,483
Interest and dividends on taxable investment securities	571	412
Interest on non-taxable investment securities	200	200
Interest on interest-bearing deposits and federal funds sold	535	218
Total interest income	24,899	18,313
Interest expense:
Interest on deposits	2,010	1,569
Interest on borrowings	71	81
Interest on subordinated debt	388	-
Total interest expense	2,469	1,650
Net interest income	22,430	16,663
Provision for loan losses	156	1,533
Net interest income after provision for loan losses	22,274	15,130
Other income:
Service charges and fees on deposit accounts	667	480
Mortgage origination and fee income	3,145	1,392
Merchant sponsorship revenue	744	522
Income from bank-owned life insurance	216	204
Wealth management fees	10	13
Gain (loss) on other real estate	(1)	156
Other	659	358
Total other income	5,440	3,125
Other expense:
Salaries and employee benefits	10,073	6,945
Commission-based compensation	1,723	875
Occupancy and equipment	1,473	1,135
Core deposit intangible amortization	348	191
Other operating expense	4,844	2,907
Total other expense	18,461	12,053
Earnings before income taxes	9,253	6,202
Income tax expense	2,841	2,083
Net earnings	6,412	4,119
Less: Net earnings attributable to noncontrolling interest	493	340
Net earnings attributable to National Commerce Corporation	$5,919	$3,779

Weighted average common and diluted shares outstanding
Basic	12,901,040	10,855,871
Diluted	13,283,075	11,039,208

Basic earnings per common share	$0.46	$0.35
Diluted earnings per common share	$0.45	$0.34

NATIONAL COMMERCE CORPORATION
Average Balance Sheets and Net Interest Analysis

	For the Three Months Ended
(Dollars in thousands)	March 31, 2017			December 31, 2016			September 30, 2016			June 30, 2016			March 31, 2016
	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Interest-earning assets
Loans	$1,793,241	$23,377	5.29%	$1,446,629	$18,012	4.95%	$1,399,016	$17,853	5.08%	$1,391,789	$17,523	5.06%	$1,352,737	$17,373	5.17%
Mortgage loans held-for-sale	21,809	222	4.13	10,366	78	2.99	13,986	145	4.12	17,288	151	3.51	10,503	115	4.40
Securities:
Taxable securities	88,062	571	2.63	82,881	525	2.52	76,787	493	2.55	78,907	383	1.95	61,764	412	2.68
Tax-exempt securities	25,824	317	4.98	25,910	319	4.90	26,029	317	4.85	26,036	319	4.93	26,041	317	4.90
Cash balances in other banks	258,672	535	0.84	140,813	224	0.63	101,422	152	0.60	80,140	129	0.65	151,318	218	0.58
Total interest-earning assets	2,187,608	$25,022	4.64	1,706,599	$19,158	4.47	1,617,240	$18,960	4.66	1,594,160	$18,505	4.67	1,602,363	$18,435	4.63
Noninterest-earning assets	220,006			149,709			148,275			148,959			156,260
Total assets	$2,407,614			$1,856,308			$1,765,515			$1,743,119			$1,758,623

Interest-bearing liabilities
Interest-bearing transaction accounts	$332,361	$217	0.26%	$235,340	$149	0.25%	$214,439	$125	0.23%	$210,776	$124	0.24%	$204,339	$123	0.24%
Savings and money market deposits	804,537	1,096	0.55	633,765	791	0.50	612,618	713	0.46	603,173	698	0.47	620,429	762	0.49
Time deposits	306,404	697	0.92	273,293	643	0.94	283,022	661	0.93	288,350	654	0.91	306,106	684	0.90
Federal Home Loan Bank and other borrowed money	9,016	71	3.19	7,000	71	4.04	7,000	71	4.04	7,000	71	4.08	10,959	81	2.97
Subordinated debt	24,507	388	6.42	24,494	388	6.30	24,498	389	6.32	11,605	183	6.34	-	-	-
Total interest-bearing liabilities	1,476,825	$2,469	0.68	1,173,892	$2,042	0.69	1,141,577	$1,959	0.68	1,120,904	$1,730	0.62	1,141,833	$1,650	0.58
Noninterest-bearing deposits	600,897			431,253			381,205			388,363			386,674
Total funding sources	2,077,722			1,605,145			1,522,782			1,509,267			1,528,507
Noninterest-bearing liabilities	16,921			16,914			13,780			10,495			11,386
Shareholders' equity	312,971			234,249			228,953			223,357			218,730
	$2,407,614			$1,856,308			$1,765,515			$1,743,119			$1,758,623
Net interest rate spread			3.96%			3.78%			3.98%			4.05%			4.05%
Net interest income/margin (taxable equivalent)		22,553	4.18%		17,116	3.99%		17,001	4.18%		16,775	4.23%		16,785	4.21%
Tax equivalent adjustment		123			126			124			123			122
Net interest income/margin		$22,430	4.16%		$16,990	3.96%		$16,877	4.15%		$16,652	4.20%		$16,663	4.18%